PricewaterhouseCoopers

Chartered Accountants

Rene-Levesque Boulevard West

Suite 2800

Montreal, Quebec

Canada  H3B 2G4

Telephone +1 (514) 205 5000

Facsimile +1 (514) 205 5675

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-6070, 33-34716, 33-61790 and 333-89711) and on Form S-3 (Nos. 2-78568, 2-78713, 33-82754, 333-83336 and 333-105999) and on Form S-4 (No. 333-106851) of Alcan Inc., of our report, dated February 9, 2003 (except as to Note 30 and Note 31 which are as of August 14, 2003) relating to the financial statements and our comments by auditors on Canada-United States Reporting Difference dated February 9, 2003 (except as to Note 30 and Note 31 which are as of August 14, 2003) which appear in Alcan Inc.'s Amendment to Report on Form 10-K/A dated September 11, 2003.

September 11, 2003

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP